Exhibit 99.1

Splunk Appoints Richard P. Wallace and David Tunnell to Its Board of Directors

SAN FRANCISCO, October 11, 2022 – Splunk Inc. (NASDAQ: SPLK), the data platform leader for security and observability, today announced that Richard P. Wallace and David Tunnell have been appointed to the Splunk Board of Directors, effective immediately.

“I’m pleased to welcome Rick and David as our newest additions to the Splunk Board,” said Graham Smith, Chair of the Splunk Board of Directors. “Rick is a well-regarded technology executive with over 30 years of experience scaling enterprises for long-term durable growth, and David brings an important shareholder perspective, over 25 years of financial expertise as well as a deep understanding of Splunk’s business model. The Board looks forward to working closely with Rick and David as we continue to scale Splunk for the future and drive value for shareholders.”

“Rick and David are highly respected, successful leaders, and each brings valuable skills and perspectives to the Company at this pivotal moment,” said Gary Steele, President and Chief Executive Officer of Splunk. “Our leadership team is focused on executing our growth strategy and we are excited to benefit from the guidance and support of a strong, experienced and engaged Board of Directors.”

“I’ve dedicated my career to building enduring companies that invent cutting-edge technologies to enable innovation, and I believe Splunk is well-positioned to capture its very large and growing addressable market,” said Wallace. “I look forward to working with Graham, Gary and the rest of the Board to oversee the Company’s strategy and deliver strong returns.”

“Splunk is one of the foremost industry innovators, and I’m excited to join the Board at this key juncture,” said Tunnell. “Hellman & Friedman has had a collaborative relationship with Splunk, and we’re strongly supportive of the Board and management team and the work underway to transform the business through balanced growth and profitability. I’m committed to helping advance the Company’s strategic priorities to support sustainable value creation.”

The Company also announced that Stephen G. Newberry, a director since 2013, will step down from the Board; the Company previously announced that Sara Baack will also step down.

Smith continued, “We thank Steve and Sara for their dedicated years of service. They have provided valuable counsel throughout their tenure to support Splunk's growth and ambitious business transformation. We wish them the very best.”

Splunk’s Board has undergone significant change to reflect the dynamic nature of its business and the technology industry. With the appointments of Messrs. Wallace and Tunnell, and following the departures of Ms. Baack and Mr. Newberry, the Board will comprise 11 directors, 10 of whom are independent and five of whom have been appointed within the past 18 months.

The Board of Directors also announced that it has reorganized the Board’s Talent & Compensation Committee. The Committee now comprises Graham Smith, who recently joined the Committee in April 2022, Kenneth Hao and Rick Wallace.

About Richard P. Wallace

Wallace serves as President, CEO and Director of KLA Corporation, a developer of industry-leading equipment and services that enable innovation throughout the electronics industry. Prior to being appointed CEO in 2006, he served in various leadership roles across KLA, including as Chief Operations Officer from July 2005 to December 2005, Executive Vice President of the Customer Group from May 2004 to July 2005, and Executive Vice President of the Wafer Inspection Group from July 2000 to May 2004. His tenure with KLA spans over 30 years, having started as an applications engineer at KLA Instruments in 1988. Prior to joining KLA, Wallace held positions at Ultratech Stepper and Cypress Semiconductor. He previously served on the board of directors of Proofpoint, a cybersecurity and compliance company and SEMI (Semiconductor Equipment and Materials International), a prominent global industry association. Wallace holds a B.S. from the University of Michigan and a M.S. from Santa Clara University.

About David Tunnell

Tunnell is a Partner at Hellman & Friedman (H&F) and a member of the H&F Investment Committee. He leads the Firm’s San Francisco office and oversees its investing activities in the Software & Tech and Insurance & Insurance Services sectors. David joined H&F originally in 1994 and has been involved with numerous portfolio companies over 25 years of H&F’s investing history. He is currently serving as a director of the operating committee at Genesys Telecommunications Laboratories, Inc., a global customer-experience software platform provider, and as a director of the board at UKG (Ultimate Kronos Group), a global provider of human capital management, payroll and workforce management solutions. Prior to H&F, David was employed by Lazard Frères & Co. in New York. He holds an A.B. from Harvard University and a M.B.A from Harvard Business School.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding Splunk’s growth and transformation strategies and its goals and long-term prospects, including growth and profitability. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including those described in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2022, which is on file with the U.S. Securities and Exchange Commission (“SEC”) and Splunk’s other filings with the SEC. Splunk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Splunk

Splunk Inc. (NASDAQ: SPLK) helps organizations around the world turn data into doing. Splunk technology is designed to investigate, monitor, analyze and act on data at any scale.

Splunk, Splunk>, Data-to-Everything and Turn Data Into Doing are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2022 Splunk Inc. All rights reserved.

Contacts

Media Contact

Mara Mort

Splunk Inc.

press@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

ir@splunk.com